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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K



              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 23, 1998




                                 CMP MEDIA INC.
             (Exact name of registrant as specified in its charter)


           Delaware                        0-22789               11-2240940
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
incorporation or organization)                               Identification No.)

           600 Community Drive
           Manhasset, New York                                     11030
(Address of principal executive offices)                         (Zip code)


                                 (516) 562-5000
              (Registrant's telephone number, including area code)





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                                 CMP Media Inc.

                                      Index



Item 5.  Other Events .......................................1-2

Signature .....................................................3



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Item 5. Other Events.


On June 23, 1998, CMP Media Inc. issued the following press release:


CMP MEDIA INC. COMMENTS ON EXPECTED SECOND QUARTER 1998 RESULTS

Manhasset, NY-- CMP Media Inc. (Nasdaq: CMPX) today announced that based on currently available information it expects to report revenues for the quarter ending June 30, 1998, in the range of $122 million to $125 million compared to $125 million reported in the second quarter of last year. Operating income for the second quarter is expected to be in the range of $4 million to $5 million, and net income in the range of $2.5 million to $3.5 million, or $0.10 to $0.14 per share. This compares to pro forma net income of $6.5 million, or $0.29 per share reported in the same period last year.

The company attributes expected second-quarter results to a softening in information technology advertising caused primarily by delays in new product introductions, continued instability in the Asian marketplace, and earnings weakness in the technology sector.

CMP President and CEO Michael Leeds said, "The instability in the Asian markets, which is impacting businesses in the technology sector and beyond, has persisted longer and with greater severity than we anticipated. The impact of the Asian economies is further compounded by the concurrent delay of new product introductions, particularly Windows '98, and the earnings weakness shown by the technology sector in general," he said.

"While we are disappointed by current softness in our business, it is reminiscent of the occasional weakness in advertising our industry has experienced in the past," Leeds said. "CMP continues to outperform the industry, gaining share in a difficult market, and we believe the company is strategically positioned to benefit from the favorable long-term prospects for the technology publishing sector."

CMP reported revenues of $109.2 million in the first quarter of 1998 compared to $101.9 million in the first quarter of 1997 and net income of $1.2 million, or $0.05 per share, in 1998's first quarter versus pro forma net loss of $2.3 million, or $0.10 per share, in 1997's first quarter. For the year ended December 31, 1997, the Company reported revenues of $473.9 million and pro forma net income of $19.9 million, or $0.86 per share (exclusive of a $4.4 million stock gift to company employees).

In connection with its initial public offering of 5,485,000 shares of Class A Common Stock on July 25, 1997, the company terminated its S corporation election and converted to C corporation status. Pro forma net income for 1997 is presented as if the company had been a C corporation prior to January 1, 1997.

CMP Media Inc. (Nasdaq: CMPX) is a leading high-tech media company providing essential information and marketing services to the broad technology spectrum--the builders, sellers and users of technology worldwide. With its portfolio of newspapers, magazines, custom publishing, Internet products and conferences, CMP is uniquely positioned to offer marketers comprehensive, integrated solutions tailored to meet their individual needs. Online editions of the company's print publications, which include EE Times, InformationWeek, Computer Reseller News and Windows

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Magazine, along with products and services created exclusively for the Internet, can be found on CMPnet at http://www.CMPnet.com.

This release contains forward-looking statements that are subject to risks and uncertainties. CMP's actual results could differ materially from those discussed in such forward-looking statements, due to various factors which are outside CMP's control. Factors that could affect performance include decreased demand for technology advertising, delays in new product introductions by advertisers, the failure of advertisers to adopt new products and services offered by CMP, economic instability in Asian and other foreign markets, and costs of integrating newly acquired products and services into CMP operations. For a more detailed discussion of these factors and others, see CMP's Securities and Exchange Commission Filings.





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                                   Signatures



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               CMP MEDIA INC.


July 6, 1998                   By:   /s/ Joseph E. Sichler
                                      ---------------------
                                     Joseph E. Sichler
                                     Vice President and Chief Financial Officer
                                     (Principal Accounting Officer)





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